EXHIBIT 99.1

PRESS RELEASE November 7, 2011	For Immediate Release Contact: Media Relations 1-631-444-6370 Applied DNA Sciences
Secure DNA Printing for Food Nissha Printing Co., Ltd. Inks Exclusive Agreement with Applied DNA Sciences DNA will ensure food safety and identity

STONY BROOK, N.Y., November 7, 2011/Marketwire/ - Applied DNA Sciences, Inc. (OTCBB:APDN), Twitter:@APDN), www.adnas.com.

Nissha Printing Co., Ltd. (Nissha), an innovative printer and a half-billion-dollar company based in Japan, will use APDN technology in a remarkable project to protect the brands of highly valued fish and other products, recently victims of rampant counterfeiting. The new printing system uses "DNA ink," derived from plant DNA, to mark and authenticate labels on high-value fish and other food products.

The company signed an exclusive agreement with APDN on October 31, becoming the sole provider of DNA ink products in publications and foods (fish and fruit) in Asia. APDN is already recognizing sales revenue from its relationship with NISSHA and is looking forward to a stronger presence in Asia. This agreement compliments the already existing agreement between Nissha and APDN and further strengthens the relationship between the two companies.

Please also refer to our SEC Form 8K.  The filing will be available by the end of the business day, on November 7.

Authenticating Food

Using the new printing system, foods can be instantly verified as genuine in the field, using a special handheld detector to identify the anti-counterfeiting ink. This could happen at the point of sale, or at any point along the supply chain. As is typical of APDN DNA markers, a second, forensic level of authentication is also available by sending the suspect product to a secure lab.

The system is entirely safe and non-invasive; foods are not altered.

Branded foods from particular and often well-known waters off Japan, and sometimes preserved with traditional, labor-intensive methods, are becoming popular, profitable, and necessary in Asia. For example, sushi bars have become ever more discriminating, while ocean contamination and other issues beset the fishing industry.

Counterfeiters and diverters have moved in with force, selling common foods as the high-value brand, destroying markets and reputation of the real item.

APDN's ironclad anti-counterfeiting

Nissha identified APDN's technology as the most ironclad product authentication solution, stating its determination that DNA, as a trusted forensic form of authentication in courts around the world, provides the highest security for high value food and other products.

And Nissha views DNA protection of food as just the beginning. "No product is safe from the threat of counterfeiting, and this threatens public health and safety, especially in relation to food and other consumer products," commented Takao Hashimoto, Director and Chief Technology Officer of Nissha.

The new system, developed by Nissha in conjunction with APDN, can also package a wide variety of products with its forgery-proof, high security layer. The anti-counterfeiting DNA ink on labels can be delivered by various printing technologies, such as offset printing, gravure printing, and ink jet printing.

Nissha, listed on the Tokyo Stock Exchange (Company Code: 7915), has a market capitalization of 40 billion JPY (or approximately $500 million US dollars). Headquartered in Kyoto, Japan, Nissha is a globally networked company with over 4,000 employees (consolidated), 11 locations in Japan and 27 bases located throughout Asia, North America and Europe.

APDN's ironclad anti-counterfeiting

Nissha identified APDN's technology as the most ironclad product authentication solution, stating its determination that DNA, as a trusted forensic form of authentication in courts around the world, provides the highest security for high value food and other products.

And Nissha views DNA protection of food as just the beginning. "No product is safe from the threat of counterfeiting, and this threatens public health and safety, especially in relation to food and other consumer products," commented Takao Hashimoto, Director and Chief Technology Officer of Nissha.

The new system, developed by Nissha in conjunction with APDN, can also package a wide variety of products with its forgery-proof, high security layer. The anti-counterfeiting DNA ink on labels can be delivered by various printing technologies, such as offset printing, gravure printing, and ink jet printing.

Nissha, listed on the Tokyo Stock Exchange (Company Code: 7915), has a market capitalization of 40 billion JPY (or approximately $500 million US dollars). Headquartered in Kyoto, Japan, Nissha is a globally networked company with over 4,000 employees (consolidated), 11 locations in Japan and 27 bases located throughout Asia, North America and Europe.

ABOUT APDN

APDN sells patent-protected DNA security solutions to protect products, brands and intellectual property from counterfeiting and diversion. APDN's botanical markers are used to authenticate products in a unique manner that essentially cannot be copied, and provide a forensic chain of evidence that can be used to prosecute perpetrators. To learn more, go to www.adnas.com where APDN routinely posts all press releases.

The statements made by APDN may be forward-looking in nature. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10k/a filed July 24, 2011, and our subsequent quarterly reports on Form 10-Q. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

INVESTOR CONTACT: Debbie Bailey, 631-444-8090, fax: 631-444-8848
MEDIA CONTACT: Mitchell Miller, fax: 631-444-8848; mitchell.miller@adnas.com
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Web site: http://www.adnas.com
Twitter: @APDN, @APDNInvestor